Exhibit 5.3

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

June 30, 2014

Board of Directors
Hunt Mining Corp.
23800 East Appleway Avenue
Liberty Lake, Washington   99019

Gentlemen:

We have acted as tax counsel to Hunt Mining Corp., an Alberta corporation continued to British Columbia (the "Company") in connection with the preparation of the Registration Statement on Form F-1/A-4, SEC File No. 333-182072 (the "Amendment") filed as of the date hereof with the Securities and Exchange Commission (the "Commission").
The information identified in the Amendment as "MATERIAL INCOME TAX INFORMATION" is our opinion.
We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the references to our firm name in the Amendment.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak